Exhibit 5.1

[KURZMAN EISENBERG CORBIN & LEVER, LLP LETTERHEAD]

ksteiner@kelaw.com

(914) 993-6054

September 4, 2020

Sachem Capital Corp.
698 Main Street
Branford, Connecticut 06405

Re: 7.75% Notes Due 2025

Ladies and Gentlemen:

We have acted as special counsel to Sachem Capital Corp., a New York corporation (the “Company”), in connection with the public offering of $13,000,000 aggregate principal amount of its 7.75% Notes due 2025 (the “Notes”). The offering was made pursuant to a prospectus supplement, dated August 31, 2020 (the “Prospectus Supplement”), and a base prospectus, dated February 5, 2020 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), which are part of a “shelf” registration statement on Form S-3, SEC File No. 333-236097 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on February 5, 2020, registering for sale by the Company of up to $100 million of its securities, including common shares, par value $0.001 per share, preferred shares, par value $0.001 per share, debt securities, warrants and units. The Notes will be issued pursuant to the Indenture, dated as of June 21, 2019, as amended, and a Third Supplemental Indenture, which will be dated as of the actual date of the issuance of the Notes (expected to be September 4, 2020) (collectively, the Indenture and the Third Supplemental Indenture, are referred to as the “Indenture”), each by and between the Company and U.S. Bank National Association, as trustee.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the following (the “Documents”):

1.	The Certificate of Incorporation of the Company, as amended to date;
2.	The Bylaws of the Company, as amended to date;
3.	The Registration Statement;
4.	The Prospectus;
5.	The Indenture;
6.	The Underwriting Agreement, dated August 28, 2020 (the “Underwriting Agreement”), by and between the Company and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters listed in Schedule I to the Underwriting Agreement (the “Underwriters”);

Sachem Capital Corp.

September 4, 2020

7.	The resolutions of the board of directors of the Company (i) relating to the filing of the Prospectus Supplement and the transactions described therein, (ii) authorizing the issuance and sale of the Notes, and (iii) approving the execution, delivery and performance of the Underwriting Agreement and the Indenture; and
8.	Such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of originals or such documents and that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon such certificates, records, instruments and other documents furnished to us by the Company, without independently checking or verifying the accuracy of such certificates, documents, records, instruments and other documents.

Based solely upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Notes have been duly authorized for issuance and when executed, issued and authenticated in accordance with the terms of the Indenture, and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be the legally valid and binding obligations of the Company, enforceable against the Company under the laws of the State of New York in accordance with their terms.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. We do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States. Further, our opinion is based solely upon existing laws, rules and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

The opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; (ii) the effects of general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether enforcement is considered in a proceeding in equity or law; (iii) the discretion of the court before which any proceeding for enforcement may be brought; and (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Sachem Capital Corp.

September 4, 2020

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K relating to the issuance of the Notes to be filed by the Company in connection with the offering and sale of the Notes, which Current Report is incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not admit that we are experts or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

KURZMAN EISENBERG CORBIN & LEVER, LLP

By:	/s/ Katherine R. Steiner
Katherine R. Steiner, Partner